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Exhibit i.5

Gladstone Capital Corporation

Second Amendment to
Amended and Restated 2001 Equity Incentive Plan

RECITALS

        A. On June 2, 2001, the Board of Directors of Gladstone Capital Corporation, a Maryland corporation (the "Company"), adopted the 2001 Equity Incentive Plan.

        B. On July 23, 2001, the Board of Directors and stockholders of the Company approved the Amended and Restated 2001 Equity Incentive Plan (the "Plan").

        C. On August 8, 2001, the Board of Directors and stockholders of the Company approved the First Amendment to the Plan.

        D. By action of the Board of Directors on September 23, 2002, the Company adopted the following amendment to the Plan:

AMENDMENT

1.
Section 2(r) of the Plan shall be amended and restated in its entirety to read as follows:

        (r) "Fair Market Value" or "Current Market Value" means, as of any date, the value of the capital stock determined as follows:

          (i)    If the class of capital stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of such capital stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the capital stock) on the day of grant, as reported in The Wall Street Journal or such other source as the Board deems reliable.

          (ii)  In the absence of such market value, the Fair Market Value shall be determined in good faith by the Board, but shall in no event be less than the current net asset value per share of such stock.

2.
Except as set forth in this Second Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

* * *

        I hereby certify that the foregoing amendment to the Plan was duly adopted by the Board of Directors of Gladstone Capital Corporation on September 23, 2002.

Executed on this 23rd day of September, 2002.

/s/ David Gladstone David Gladstone, CEO and Secretary

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  Exhibit i.5